EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated September 27, 2011 relating to the consolidated financial statements and financial statement schedule of Brady Corporation and the effectiveness of Brady Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Brady Corporation for the year ended July 31, 2011, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin

October 26, 2011